Exhibit 10.15

WINDSTREAM HOLDINGS, INC.
2006 EQUITY INCENTIVE PLAN

2016 PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
Summary of Restricted Stock Unit Award
As of the Date of Grant set forth below, Windstream Holdings, Inc., a Delaware corporation ("Holdings"), grants to the Grantee named below, in accordance with the terms of the Windstream 2006 Equity Incentive Plan, as amended and restated from time to time (the "Plan") and this Restricted Stock Unit Agreement (the "Agreement"), the contingent right to receive all, a portion or a multiple of the Target Number of Restricted Stock Units set forth below:

Name of Grantee:

Target Number of Restricted Stock Units:

Date of Grant:	February 9, 2016

Performance Period:	The period beginning on January 1, 2016 and ending on December 31, 2018.

Vesting Date	March 1, 2019

Terms of Agreement
1.    Grant of Restricted Stock Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, Holdings hereby grants to the Grantee as of the Date of Grant this Performance-Based Restricted Stock Unit Award, which represents the contingent right to receive all, a portion, or a multiple of the Target Number of Restricted Stock Units (the "Restricted Stock Units") set forth herein. Except as otherwise provided herein, each Restricted Stock Unit shall represent the right to receive one Common Share and shall at all times be equal in value to one Common Share.
2.    Right to Receive Payment.
(a)    In General. The Grantee’s right to receive all, a portion or a multiple of the Target Number of Restricted Stock Units shall be contingent upon the extent to which Holdings achieves the performance goal set forth on Appendix A (the "Performance Goal") for the Performance Period set forth above, as determined in accordance with the performance matrix (the "Performance Matrix"). After the end of the Performance Period, the Compensation Committee of the Board of Directors (the "Committee") shall certify in writing the extent to which the Performance Goal has been achieved and the number of Restricted Stock Units, if any, earned in accordance with the Performance Matrix. Any such Restricted Stock Units earned and credited to the Grantee’s account by the Committee hereunder shall be fully vested, provided that the Grantee remains continuously employed by Holdings, Windstream Services, LLC (the "Company"), or any other subsidiary of Holdings through the Vesting Date.
(b)    Certain Terminations. Notwithstanding the provisions of Section 2(a), the Target Number of Restricted Stock Units covered by this Agreement shall immediately become vested (without pro-ration and without regard to whether the Performance Goal has been achieved) if, prior to the Vesting Date, (i) the Grantee dies or becomes permanently disabled (as determined by the Committee) while in the employ of Holdings, the Company, or any other subsidiary of Holdings, or (ii) the Grantee's employment with Holdings, the Company, or any other subsidiary of Holdings is terminated without Cause (as defined in Section 20), or the Grantee terminates his employment with Holdings, the Company, or any other subsidiary of Holdings for Good Reason (as defined in Section 20), in either case within the two year period immediately following a Change in Control.
(c)    Adjustment of Performance Goal. If the Committee determines that a change in the business, operations, corporate structure or capital structure of Holdings, the manner in which it conducts business or other events or circumstances renders the Performance Goal to be unsuitable, the Committee may modify the Performance Goal or the level of achievement, in whole or in part, as the Committee deems appropriate.; provided, however, that no such action may result in the loss of the otherwise available exemption of the Restricted Stock Units under Section 162(m) of the Code.

3.    Forfeiture. The Restricted Stock Units (and any right to unpaid Dividend Equivalents under Section 7 with respect to the Restricted Stock Units) shall be forfeited automatically without further action or notice in the event the Grantee ceases to be employed by Holdings, the Company, or any other subsidiary of Holdings prior to the Vesting Date other than as provided in Section 2(b).
4.    Payment of Restricted Stock Units.
(a)    In General. Except as may be otherwise provided in this Section 4, Holdings shall deliver to the Grantee (or the Grantee's estate in the event of death) the Shares underlying the vested Restricted Stock Units within sixty (60) days after the date that they become vested in accordance with Section 2.
(b)    Special Payment Terms. To the extent that the Grantee's right to receive payment of the Restricted Stock Units constitutes a "deferral of compensation" within the meaning of Section 409A of the Code, then notwithstanding Section 4(a), the Shares underlying the Restricted Stock Units that become vested pursuant to Section 2(a)(ii), if any, shall be subject to the following rules:
(i)    Except as provided in Section 4(b)(ii), the Shares underlying the Restricted Stock Units that become vested pursuant to Section 2(b) shall be delivered to the Grantee (or the Grantee's estate in the event of death) within sixty (60) days after the earlier of (x) the Grantee's "separation from service" within the meaning of Section 409A of the Code, or (y) the Vesting Date.
(ii)    If the Restricted Stock Units would otherwise become payable as a result of Section 4(b)(i)(x) but the Grantee is a "specified employee" at that time within the meaning of Section 409A of the Code (as determined pursuant to Holdings’ policy for identifying specified employees), then to the extent required to comply with Section 409A of the Code, payment of the Restricted Stock Units shall not be made as described in Section 4(b)(i) and (x) in the case of a separation from service pursuant to Section 2(b)(i) the Shares shall instead be delivered to the Grantee within sixty (60) days after the first business day that is more than six months after the date of his or her separation from service or, if the Grantee dies during such six-month period, within ninety (90) days after the Grantee's death (such date the "409A Settlement Date") and (y) in the case of a separation from service pursuant to Section 2(b)(ii), payment of the Restricted Stock Units shall be made on the 409A Settlement Date in cash (in lieu of payment in Shares) with a value equal to the number of Shares that otherwise would have been paid multiplied by the Market Value per Share as of the date of such separation from service, together with interest from the date of such separation from service until the 409A Settlement Date at the applicable Federal short-term rate, compounded semi-annually, in effect under 1274(d) of the Code as of the date of such separation from service.
(c)    Satisfaction of the Holdings’ Obligations. Holdings’ obligations with respect to the Restricted Stock Units shall be satisfied in full upon the delivery of the Shares underlying the Vested Restricted Stock Units or the cash payment described in Section 4(b)(ii)(y).
5.    Transferability. The Restricted Stock Units or the right to the cash payment described in Section 4(b)(ii)(y) may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, unless otherwise provided under the Plan. Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Stock Units or cash payment right.
6.    No Dividend, Voting or Other Rights. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Common Shares underlying the Restricted Stock Units credited to his or her account until such Common Shares have been delivered to the Grantee in accordance with Section 4. The obligations of Holdings under this Agreement will be merely that of an unfunded and unsecured promise of Holdings to deliver Common Shares or cash as the case may be (and pay Dividend Equivalents as defined in Section 7) in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of Holdings, the Company, or any other subsidiary of Holdings will be held or set aside as security for the obligations of the Holdings under this Agreement.

7.    Dividend Equivalents. Upon payment of a vested Restricted Stock Unit, the Grantee shall be entitled to a cash payment equal to the aggregate cash dividends declared and paid or payable with respect to one (1) Common Share for each record date that occurs during the period beginning on the Date of Grant and ending on the date the vested Restricted Stock Unit is paid or, in the case of a separation from service pursuant to Section 2(b)(ii), the date of the separation from service (the "Dividend Equivalent").¹ The Dividend Equivalents shall be forfeited to the extent that the underlying Restricted Stock Unit is forfeited and shall be paid to the Grantee, if at all, at the same time that the related vested Restricted Stock Unit is paid to the Grantee in accordance with Section 4.
¹ All Participants, other than Executive Officers, will be paid Dividend Equivalents as declared.

8.    Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with Holdings, the Company, or any other subsidiary of Holdings shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of Holdings, the Company, or any other subsidiary of Holdings, by reason of the transfer of his or her employment among Holdings, the Company or any other subsidiary of Holdings, or a leave of absence approved by the Committee.
9.    No Employment Contract; Disclaimer. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by Holdings, the Company, or any other subsidiary of Holdings, nor limit or affect in any manner the right of Holdings, the Company, and any other subsidiary of Holdings to terminate the employment or adjust the compensation of the Grantee, in each case with or without Cause. By acceptance of this Agreement, the Grantee acknowledges and agrees that neither this Agreement nor any other agreement awarded prior to the date hereof under any equity compensation plan of the Company, Holdings or their subsidiaries has created or shall create, or be deemed or construed to create or have created, (i) a contractual, equitable, or other right to receive future grants of equity awards, or other benefits in lieu of equity awards, or (ii) a fiduciary duty or other comparable duty of trust or confidence owed to the Grantee (or any successor, assign, affiliate or family member of the Grantee) by the Company, Holdings and their affiliates and their respective officers, directors, employees, agents or contractors.
10.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company, Holdings or any other subsidiary of Holdings and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any subsidiary of Holdings.
11.    Taxes and Withholding. The Grantee is responsible for any federal, state, local or other taxes with respect to the Restricted Stock Units (including the vesting of the Restricted Stock Units, the receipt of Common Shares or cash and the receipt of Dividend Equivalents). Holdings does not guarantee any particular tax treatment or results in connection with the grant or vesting of the Restricted Stock Units, the delivery of Common Shares or cash or the payment of Dividend Equivalents. To the extent Holdings, the Company or any other subsidiary of Holdings is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Common Shares or cash under this Agreement, the Grantee shall pay the tax or make provisions that are satisfactory to Holdings, the Company or such subsidiary for the payment thereof. The Grantee may elect (on a form provided by Holdings) for Holdings, the Company, or any other subsidiary of Holdings (as applicable) to retain a number of Common Shares otherwise deliverable hereunder (to the extent any cash otherwise payable is insufficient) with a value equal to the required withholding (based on the Market Value of the Common Shares on the date of delivery) in order to satisfy the withholding obligation; provided that in no event shall the value of the Common Shares together with any cash retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. If Holdings, the Company or any other subsidiary of Holdings is required to withhold any federal, state, local or other taxes at any time other than upon delivery of Common Shares or cash under this Agreement, then Holdings, the Company or the subsidiary of Holdings (as applicable) shall have the right in its sole discretion to (a) require the Grantee to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code). If Holdings, the Company or any subsidiary of Holdings is required to withhold any federal, state, local or other taxes with respect to Dividend Equivalents, then Holdings, the Company or other subsidiary of Holdings (as applicable) shall have the right in its sole discretion to reduce the cash payment related to the Dividend Equivalent by the applicable tax withholding.
12.    Compliance with Law. Holdings shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements of the NASDAQ or any national securities exchange with respect to the Restricted Stock Units; provided, however, notwithstanding any other provision of this Agreement, the Restricted Stock Units shall not be delivered if the delivery thereof would result in a violation of any such law or listing requirement.
13.    Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, and except as provided pursuant to Section 2(c), no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement regarding vested Restricted Share Units under the Plan and this Agreement without the Grantee's consent.
14.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.    Claw-Back Policy. If applicable² and notwithstanding any provision contained herein to the contrary, this Agreement, the Restricted Stock Units and any Common Shares that the Grantee may receive pursuant to this Agreement, are subject to the Windstream Claw-Back Policy adopted in November 2009, and amended in November 2012, and as adopted and assumed by Holdings effective August 30, 2013, or any successor policy, including any policy adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or the rules of an applicable securities exchange (the "Policy"), and the Claw-Back Policy Acknowledgement and Agreement that the Grantee signed in accordance with the Policy (the "Claw-Back Agreement").
² This provision applies to Executive Officers.
16.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement, the Policy, the Claw-Back Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee of the Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Stock Units.
17.    Successors and Assigns. Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Holdings and its affiliates.
18.    Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.
19.    Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that Holdings may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of Holdings, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that Holdings deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures Holdings has established or may establish for an electronic signature system for delivery and acceptance of any such documents that Holdings may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by Holdings to provide administrative services related to the Plan.
20.    Definitions. Where used herein, the terms "Cause" and "Good Reason" shall have the meanings given to such terms in the employment agreement or change in control agreement in effect for the Grantee immediately prior to his termination of employment.

IN WITNESS WHEREOF, Holdings has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Date of Grant.

WINDSTREAM HOLDINGS, INC.

By:
Name:	Tony Thomas
Title	President and CEO
The undersigned hereby acknowledges that a copy of the Plan, Plan Summary and Prospectus, and Holdings' most recent Annual Report and Proxy Statement (the "Prospectus Information") are available for viewing on the company intranet site at windstream.com. The Grantee hereby consents to receiving this Prospectus Information electronically, or, in the alternative, agrees to contact Susan Carson at (501) 748-6462 to request a paper copy of the Prospectus Information at no charge. The Grantee represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts the award of Restricted Stock Units on the terms and conditions set forth herein and in the Plan.

Grantee:
Date: February 9, 2016

APPENDIX A
The Performance Goal with respect to the Grantee's Performance-Based Restricted Stock Unit award is based upon Holdings' achievement of cumulative "Adjusted Operating Free Cash Flow" (as defined below) for the three fiscal years in the Performance Period (January 1, 2016 through December 31, 2018) in accordance with the Performance Matrix set forth on Schedule 1. None of the Restricted Stock Units shall be earned unless the Performance Goal is achieved at or above the threshold level set forth in the Performance Matrix.
"Adjusted Operating Free Cash Flow" means operating income, before depreciation, amortization and CS&L lease payment, minus cash interest expense, minus cash income tax (federal and state) expense, plus investment income on retained shares of Communications Sales & Leasing, all of which shall be calculated in accordance with generally accepted accounting principles except that the calculation of Adjusted Operating Free Cash flow shall exclude items of gain, income, loss or expense (as applicable) that are determined by the 162(m) Subcommittee, in its sole discretion, to be a ‘Special Item” as defined below.
Adjusted Operating Free Cash Flow is subject to adjustment by the Committee, to exclude the effect of the following items (the "Special Items"): (i) changes in accounting principles or corporate income tax laws that directly impact cash taxes; (ii) extraordinary, unusual in nature or infrequent in occurrence; (iii) results of operations from acquired or disposed properties or assets, such that performance is determined on a pro forma basis, consistent with Holdings' financial statements, notes to the financial statements or management's discussion and analysis; (iv) pension expense or non-cash expense related to equity compensation; (v) non-cash impairment charges; (vi) restructuring charges; or (vii) merger and integration costs; provided that no adjustment shall be made in determining an award payable to a "covered employee" (within the meaning of Section 162(m) of the Code) that would cause the applicable award to lose the otherwise available exemption under Section 162(m) of the Code.